SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2008

SOAPSTONE NETWORKS INC.

(Exact name of registrant as specified in its charter)

Delaware

(State of incorporation or organization)

000-30865	02-0493372
(Commission file number)	(I.R.S. employer identification no.)

296 Concord Road, Billerica, MA 01821

(Address of principal executive office) (Zip code)

Registrant’s telephone number, including area code: (978) 715-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 15, 2008, Soapstone Networks Inc. (the “Company”) entered into a new office space lease and, as a result, the Company will be moving its principal executive offices to another location in Billerica, Massachusetts. The office space lease (the “Lease”) was executed between RREEF AMERICA REIT III-Z1 LLC (the “Landlord”) and the Company and provides for the Company to lease an aggregate of 45,808 square feet, increasing to 57,064 square feet on or about March 1, 2009, located at One Federal Street, Billerica, MA (the “Premises”) for 6 years and 2 months from the Scheduled Commencement Date (as defined in the Lease). The Scheduled Commencement Date is currently estimated to be September 1, 2008. The aggregate lease payment over the seventy-four month term is approximately $4,504,000.

Subject to certain notice requirements, the Company has the right to renew the Lease for an additional period of 5 years pursuant to the same conditions and terms set forth in the Lease; provided that the annual rent and monthly installment of rent in effect at the expiration of the then current term of the Lease shall reflect the current fair market rental for comparable space.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the Lease is incorporated into this Item 2.03 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOAPSTONE NETWORKS INC.

Date: May 20, 2008

By:  /s/  William J. Stuart

        William J. Stuart

        Chief Financial Officer, Senior Vice President

        of Finance, Secretary and Treasurer